FUNDING NEWS

Exhibit 99.1

ADVAXIS COMPLETES DEBT FINANCING

North Brunswick, NJ – June 18, 2009 – Advaxis, Inc. (OTCBB: ADXS), has received approximately $1.0 million in gross proceeds through a debt financing transaction.

In the financing, senior secured promissory notes (Notes) were issued at an original issue discount of 15% whereby each Note had a $1,000 face value per every $850 invested.  All Notes mature on December 31, 2009.  If there is a qualified equity financing in place at maturity, the Notes can be converted into the same securities sold in the qualified equity financing at a discounted per share conversion price equal to 90% of the per share purchase price of the securities sold in the qualified equity financing.  Warrants were also issued to the Note holders at a rate of 2½ warrants per every US dollar invested and at a strike price of $0.20 per share.

Further, Advaxis has granted an option for an additional investment of about $1.0 million and will file an 8-K upon said activity’s completion.

“Today’s financing will enable us to progress phase II clinical trial activity without further delay,” commented Advaxis CEO Thomas A. Moore.  “The investment environment today is very challenging but we are pleased by the significant investor interest in our company.”

About the Debt Financing

The Notes, the warrants and the underlying shares of common stock have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes, the warrants or the underlying shares of common stock or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Advaxis, Inc.

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (Lm) cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and chairperson of Advaxis’ scientific advisory board. Advaxis is developing attenuated live Lm vaccines that deliver engineered tumor antigens, which stimulate multiple simultaneous immunological mechanisms to fight cancer.

For further information on the Company, please visit: www.advaxis.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

For Further Information:

Conrad Mir
Director, Business Development
Advaxis, Incorporated
732.545.1590 (Office)
732.545.1084 (FAX)
conradmir@advaxis.com
www.advaxis.com